Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Lucid Group, Inc. (f/k/a Churchill Capital Corp IV) on Form S-8, of our report dated March 15, 2021, except for the effects of the restatement disclosed in Note 2 and the subsequent events discussed in Note 12 (Legal Proceedings), as to which the date is May 14, 2021, with respect to our audit of the financial statements of Churchill Capital Corp IV as of December 31, 2020 and for the period from April 30, 2020 (inception) through December 31, 2020 appearing in the Annual Report on Form 10-K of Churchill Capital Corp IV for the period from April 30, 2020 (inception) through December 31, 2020. We were dismissed as auditors of Churchill Capital Corp IV on August 16, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Houston, TX

September 24, 2021